Exhibit p.21

Code of Ethics

Gracian Capital LLC (the “Firm”) has adopted this Code of Ethics (the “Code”). The Code is applicable to all employees, managers, and officers of the Firm (collectively referred to as “Access Persons”).

The Firm is committed to maintaining the highest ethical standards in managing its business. The Code reflects the Firm’s view on dishonesty, personal trading, conflicts of interest, and trading on material, non-public information. Each Access Person is required to read the Code annually and to certify that he or she has complied with its provisions and with the reporting requirements (see Annex A). Acknowledgement of and compliance with the Code are conditions of employment. In addition, potential new employees are required to complete Annex A-1 and Annex C: New Hire Political Contribution Screening Form prior to receiving an offer of employment from the Firm.

Any person who has any question regarding the applicability of the Code or the related prohibitions, restrictions and procedures or the propriety of any action, is urged to contact Thomas L. Heidecker, the Firm’s Chief Compliance Officer (“CCO”).

Access Persons

Because all employees of the Firm may at some time have access to or obtain investment information, the Firm designates all of its employees as Access Persons subject to the requirements of the Code. Access Persons are required to report quarterly all transactions in any securities in which they or Related Persons have any direct or indirect beneficial ownership. The due date for such quarterly personal securities transaction reports is no later than 30 calendar days following the end of each calendar quarter. Notwithstanding the foregoing, Access Persons will not be required to report with respect to transactions effected for, and securities held in, any account over which neither they nor related persons have any direct or indirect influence or control.

Conflicts of Interest

Matthew Kliber, Managing Member and principal owner, Katherine Lock, Analyst, are married This relationship has the potential to create a conflict interest in the management of the Firm and service to its clients. As a result, the Firm has taken the following steps to mitigate the inherent risks:

•	Restricted Katherine Lock from sharing signing authority with Matthew Kliber on any account pertaining to the Firm and its clients;

•	Establishment of a comprehensive succession plan in the event of Matthew Kliber’s incapacitation or death [related to transition/wind-down of management company LLC]; and

•	Restricted both Matthew Kliber and Katherine Lock from serving on the Board of Directors for an offshore fund sponsored and promoted by the Firm.

Standards of Business Conduct

The Firm’s reputation is vital to its ongoing success. This reputation depends upon the integrity and business conduct of every employee. To this end, Access Persons:

•	Must act in the best interests of the Firm, any private fund advised by the Firm (a “Fund”), the Fund’s investors, and any other Firm clients (collectively, the “Clients”).

•	Must seek to avoid actions or activities that allow (or appear to allow) them or Related Persons to profit or benefit from their relationships with the Firm or Clients, or that bring into question their independence or judgment.

•	Must report any violations of the Code promptly to the CCO.

•	Will observe the highest standards of business conduct and act in accordance with applicable laws and regulations.

•	Will not, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by the Fund:

•	Employ any device, scheme or artifice to defraud any Client or Fund investor;

•	Make to an investor any untrue statement of a material fact or omit to state to an investor a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

•	Engage in any act, practice or course of business which would operate as a fraud or deceit upon a Client or Fund investor; or

•	Engage in any manipulative practice with respect to a Client or Fund investor.

•	Cannot engage in any inappropriate trading practices.

•	Cannot cause or attempt to cause a Client or a Fund investor to purchase, sell, or hold any security in a manner calculated to create any personal benefit to the Access Person. No Access Person shall recommend any securities transactions for the Fund or a Fund investor without having disclosed his or her interest, if any, in such securities or the issuer thereof, including, without limitation:

•	His or her direct or indirect beneficial ownership of any securities of such issuer;

•	Any position with such issuer or its affiliates; and

•	Any present or proposed business relationship between such issuer or its affiliates and the Access Person or any party in which the Access Person has a significant interest.

Safeguarding of Proprietary and Non-Public Information

In order to safeguard proprietary and non-public information, Access Persons will:

•	Use proprietary or non-public information only for the specific business purposes for which the information was given, created, or obtained;

•	Avoid discussions of proprietary or non-public information in the presence of others who do not have a need to know such information, and exercise caution when discussing proprietary or non-public information in hallways, elevators, trains, subways, airplanes, restaurants, social gatherings, or other public places;

•	Keep Fund investors’ identities confidential and use code names or numbers for sensitive projects;

•	Exercise care to avoid placing documents containing proprietary or non-public information in areas where they may be read by unauthorized persons, and store such documents in secure locations when they are not in use; and

•	Avoid using speakerphones in circumstances where proprietary or non-public information may be overheard, and be aware that mobile telephones should be used with great care because their transmissions may be picked up by others.

Proprietary information includes non-public information, analyses and plans that are created or obtained by the Firm for its business purposes, other than that which constitutes confidential information entrusted to the Firm or its personnel by an external source.

Personal Trading

The personal transactions and investment activities of employees of the Firm are subject to various federal securities laws, rules, and regulations. Access Persons must accomplish all personal securities transactions in a manner that avoids a conflict between their personal interests and those of the Firm, the Fund and/or the Fund’s investors.

Access Persons are subject to certain restrictions as to what securities transactions they can affect in their personal accounts. Access Persons are prohibited from initiating positions that would be opposite to (1) the holdings of the Fund or to (2) those on which Gracian is performing research or contemplating performing research as possible investment positions of the Fund (the latter (2) being “Restricted Securities”). For example, if the Fund holds a short position in a certain security or is contemplating such a position, an Access Person could not initiate a long position or add to an existing long position in the same security. The Access Person, would not, however, be required to sell an existing long position simply because the Fund established a short position. The list of Restricted Securities is updated weekly and securities are removed from the list the day after the Fund adds the security to the portfolio or at such time when a decision is made that the Fund will not pursue an investment in said security and research is terminated or not initiated. Preapproval is required for any trades involving a Restricted Security to ensure that Access Persons are not transacting in a Restricted Security on the same day as the Fund. Additionally, preapproval is required for any short position being effected by an Access Person regardless of if the security is a Restricted Security.

Personal Securities Transactions Reporting Requirements

The CCO will employ a web-based service through the Firm’s compliance consultants for purposes of satisfying the reporting requirements discussed below and to monitor Access Persons’ personal trading (a “Compliance Platform”). As a condition of employment with the Firm, all Access Persons must cooperate fully in facilitating the use of a Compliance Platform as determined by the CCO in his discretion. Such cooperation could include, without limitation, providing such consent or approvals as are needed to provide the CCO with access to the Access Person’s brokerage account holdings and information on all brokerage transactions through the Compliance Platform.

•	Initial and Annual Holdings Reports

All Access Persons must report brokerage accounts and holdings in securities in which the Access Persons and Related Persons have any direct or indirect beneficial ownership within 10 days of commencement of employment. The Access Person’s information must be current as of a date no more than 45 days prior to commencement of employment. A sample of this initial holdings report is included as Annex B or may be requested via the Compliance Platform. If the initial report is not requested through the Compliance Platform, the accounts included on Annex B will then be added to the Compliance Platform to enable real-time monitoring of trade activity on an ongoing basis.

The following accounts are exempted from reporting for purposes of the initial holdings and the ongoing reporting described further below:

•	Accounts in which purchases or sales over which they have no direct or indirect influence or control are transacted;

•	Accounts in which transactions are effected pursuant to an automatic investment plan; and

•	401(k) accounts; and

•	Accounts in which transactions and holdings are restricted to one or all of the following:

•	Direct obligations of the U.S. government;

•	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds, whether affiliated or non-affiliated; and

•	Shares issued by open-end investment companies (e.g., “mutual funds”), other than shares of an affiliated fund, if any.

Annually, the holdings of each Access Persons’ accounts as of December 31 of a given year will be accessed through the Compliance Platform and reviewed by the CCO or designee approved by the CCO to ensure no current holdings are in violation of the aforementioned restrictions.

Transactions will be monitored on a daily basis through the Compliance Platform by the CCO or a designee approved by the CCO to ensure transactions are in compliance with the aforementioned restrictions. Similarly, preapprovals on Restricted Securities, where applicable, will be requested by Access Persons and obtained from the CCO or a designee approved by the CCO through the Compliance Platform. If there is a violation of the policy with respect to a particular holding and/or effected transaction, the Access Person who is in violation will be subject to discipline, including termination of employment.

•	Confidentiality

The CCO will keep all reports of personal securities transactions, holdings, and any other information filed pursuant to the Code confidential and access will be limited to appropriate Firm personnel (the CCO and senior management); provided, however, that such information also may be subject to review by legal counsel, government authorities, Clients, Fund investors or others if required by law or court order.

Insider Trading

Section 204A of the Investment Advisers Act of 1940, as amended (“Advisers Act”), requires the Firm to establish, maintain, and enforce written policies and procedures designed to prevent the misuse of material, non-public information by its officers and employees. These policies and procedures require the Firm to restrict access to files likely to contain non-public information, provide for continuing education programs concerning insider trading, restrict trading in securities about which Access Persons might possess non-public information, and monitor and review trading for the Firm and Access Persons. The CCO will establish, maintain, and enforce these policies and procedures.

The Firm considers information material if there is a substantial likelihood that a reasonable investor would consider it important in deciding how to act. Information is considered non-public when it has not been disseminated in a manner making it available to investors generally (such as through widely disseminated media reports, SEC filings, public reports, prospectuses, or similar publications or sources). Information becomes public once it is publicly disseminated; limited disclosure does not make the information public (i.e., disclosure by an insider to a select group of persons).

Insider trading is defined as the buying or selling of a security, in breach of a fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information. Insider trading is a violation of federal securities laws, punishable by a prison term and significant monetary fines for the individual and investment adviser. No employee of the Firm may trade (or cause another person to trade) in a security, either personally or on behalf of clients or others, while in possession of material non-public information about the issuer of such security.

All employees must notify the CCO if they believe they have obtained any material non-public information about any public company. If employees have any doubt as to whether information is material or non-public, employees should assume that it is and contact the CCO for further guidance.

Use of Non-Public Information Regarding a Fund or a Fund Investor

No Access Person shall:

•	Disclose to any other person, except to the extent permitted by law or necessary to carry out his or her duties as an Access Person and as part of those duties, any non-public information regarding a Fund or any Fund investor, including any Fund security holdings or transactions, any security recommendation made to a Fund, and any security transaction by or under consideration by or for a Fund, including information about actual or contemplated investment decisions;

•	Use any non-public information regarding a Fund’s portfolio in any way that might be contrary to, or in competition with, the interest of a Fund; or

•	Use any non-public information regarding a Fund or any Fund investor in any way for personal gain.

Prevention of Insider Trading

The CCO will implement, maintain, and enforce insider trading policies. The CCO will:

•	At least annually, distribute the Code, which includes these insider trading policies and procedures, to employees and require that they read and sign-off on the Code; and

•	Resolve questions as to whether information received by employees is material and non-public.

If the CCO determines that an employee has material non-public information, he or she will:

•	Implement measures to prevent dissemination of such information; and

•	If necessary, restrict trading in the security in question.

Monitoring and Reporting

To detect potential insider trading, upon learning that an employee had access to non-public information, the CCO or a designee approved by the CCO will review personal trading activity for such employee which covered the period during which the employee had access to non-public information to ensure that no transactions in securities related to the non-public information were effected.

Promptly upon learning of a potential violation of this insider trading policy, the CCO will prepare a written report to the Firm’s Chief Executive Officer providing full details and recommendations for further action.

Gifts and Entertainment

•	Giving and Receiving Gifts or Gratuities

Employees must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Employees must not solicit or accept any gift, benefit, compensation, entertainment or other consideration (“Gift”) from a person or company that the Firm or a Fund does business with or that is seeking to do business with the Firm or a Fund where receipt of such Gift could reasonably be expected to compromise such employee’s own or another’s objectivity or might reasonably be expected to create a conflict of interest with the Firm or a Fund’s interests.

For the purposes of this policy, this level is defined as any Gift having a fair market value of $100 or more ($25 or more for cash gifts, gift certificates and gift cards) unless the recipient obtains written consent from the CCO; provided, however, that preclearance is required as described below for all Gifts (regardless of amount) relating to ERISA accounts, individual retirement plans and Government Officials. For this purpose, “Government Official” includes any person employed by or acting on behalf of:

•	Any national, state, provincial or local governmental agency or entity;

•	A government-owned or controlled company, even where that company is engaged in ordinary business activities;

•	A public international organization (such as the United Nations, UNDP, UNICEF, the World Bank, the International Monetary Fund, or the World Health Organization); or

•	Any officer or employee of a political party, or any candidate for political office.

Notwithstanding the foregoing, the following Gifts are expressly prohibited unless the CCO approves them in writing (which approval will only be provided in exceptional circumstances):

•	Gifts of excessive value, or that are so frequent, or of such a nature, as to raise questions of propriety.

•	Gifts provided or received with the expectation of getting an improper benefit in return. This includes kickbacks or other disguised transfers of value designed to influence the recipient.

•	Gifts that violate applicable laws or regulations or, to the extent known, the policies of the recipient’s employer.

•	Gifts of excessive value provided or received while the recipient is, or will be in the near term, making a determination on a matter of interest to the Firm or a Fund (such as a decision affecting the Firm’s or a Fund’s business).

•	Cash and cash equivalents (such as gift certificates or pre-funded gift cards), except for token cash or cash-equivalent gifts of less than $25 per recipient, subject to pre-approval, for Chinese New Year, Diwali, births, weddings, funerals and other special occasions.

•	Meals or entertainment where no Firm representative is present.

•	Meals or entertainment at “adults only” establishments.

•	Meals or entertainment at gambling establishments, unless in connection with an industry meeting or conference.

•	Gifts that have been solicited or encouraged by the recipient.

•	Travel or lodging expenses paid by or for third parties, other than reasonable and genuine expenditures if approved in advance and directly related to the promotion, demonstration, or explanation of products or services.

Employees are responsible for providing the CCO with the information listed below regarding any Gift received:

•	Date Gift was received/given (if the Gift is entertainment, include the date of the event)

•	Name of employee receiving/giving Gift

•	Employee’s department

•	Whether Gift is given or received

•	Whether Gift is a gift, meal, entertainment, combination or other and the estimated market value/amount

•	If entertainment, did someone from the Firm attend with the giver/recipient?

•	List of others who attended the event

•	Who the recipient/giver is, including name and title, and the organization with which he/she is affiliated

•	Whether the recipient/giver is a Governmental Official, a union official or related to an ERISA plan

•	A description of the business relationship between the Firm/Fund and the recipient/giver (or his/her organization)

•	The reason/purpose of the Gift

A Gift must be reported to the CCO whether or not an employee seeks reimbursement on his/her expense report, or he/she pays for it out of personal funds. It also applies regardless of whether the expense is one that has been budgeted for by the applicable Firm business unit.

The CCO is responsible for maintaining the Gift log containing the above information and recording whether each Gift was pre-approved or not. If the Gift was not pre-approved by the CCO, as required, the CCO will note the reason in the log. If an employee failed to obtain pre-approval as required, the CCO will also note this in the Gift log. The CCO will periodically report to the Firm senior management, as necessary.

As discussed below, employees may not make any Contributions to or receive any Contributions from Government Officials without written consent from the CCO, regardless of value.

•	ERISA and Unions

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), prohibits fiduciaries to ERISA-covered plans from receiving any consideration in connection with a transaction involving the assets of an ERISA plan. Section 4975 of the Internal Revenue Code of 1986, as amended, contains a similar prohibition for individual retirement plans, such as IRAs. Although these provisions could be construed as prohibiting routine gifts and entertainment, case law on the application of these provisions is not well developed. Additionally, ERISA’s reporting requirements require detailed disclosure of direct and indirect compensation received by ERISA plan service providers such as the Firm. Therefore, in addition to the usual requirements involving gifts and entertainment, the Firm and its employees should normally avoid giving or accepting gifts that relate to ERISA accounts and IRAs and avoid all but routine entertainment for such accounts.

With respect to Fund investors or SMA Clients that are private-sector unions, union officials, or pension or other employee benefit plans sponsored by such unions, the Firm must file DOL Form LM-10 if it provides anything of value (including gifts, meals, and other client entertainment) to any such union or to persons associated with the union or plan such as union officials or union-appointed trustees) in excess of $250 per union or person per year. The Firm will periodically review employee expense reports and will note any items that should be reported on DOL Form LM-10. As a general rule, Firm employees should limit or altogether avoid providing such union officials/trustees with gifts, meals, and other entertainment and must obtain prior approval for any gifts relating to ERISA accounts and IRAs from the CCO.

•	Political Contributions and Gifts to Government Entities or Officials

Federal and state laws contain numerous restrictions on the giving and receiving of gifts to governmental officials (such as trustees of pension plans); even paying for a government official’s meal can violate local law. Please check with the CCO before providing entertainment to, paying for food or beverages for or providing transportation to a state governmental official.

In addition, Rule 206(4)-5 under the Advisers Act (also known as the “pay-to-play” rule) prohibits the Firm from receiving compensation for providing advice to a government entity for two years after a Contribution to an official of the government entity by the Firm or certain of its employees. These restrictions also apply to new employees with respect to Contributions made prior to their being employed by the Firm.

Rule 206(4)-5(d) also prohibits the Firm and its employees from doing anything indirectly that, if done directly, would violate other provisions of Rule 206(4)-5.

In addition, Rule 206(4)-5 prohibits the Firm and its employees from coordinating or soliciting any person or political action committee to make: (i) any contribution to an official of a government entity to which the adviser is providing or seeking to provide advisory services, or (ii) any payment to any state or local political party where the adviser is seeking to provide advisory services to a government entity. This is intended to prevent advisers from circumventing Rule 206(4)-5 by making indirect contributions through political organizations or “bundling” smaller employee contributions that are permitted under the rule.

Given the harsh penalties for payments to government officials, any Contributions given to or received from a government official (including political or campaign contributions to any foreign, state or municipal candidate, political party, or political action committee) by the Firm or an employee require the prior approval of the CCO. In reviewing any such proposed Contribution, the CCO may consult with outside legal counsel to determine whether and to what extent the Firm and its personnel may make such Contribution. Contributions may not exceed $350 for officials or candidates for whom the individual is entitled to vote, or $150 for officials or candidates for whom the individual is not entitled to vote.

A New Hire Political Contribution Screening Form in the form attached hereto as Annex C must be completed by each potential new hire prior to receiving a formal offer of employment. A Political Contribution Pre-Clearance Form is attached hereto as Annex D.

Outside Employment and Business Activities

Any outside activity must not interfere with an employee’s ability to properly perform his or her duties at the Firm. The Firm will normally expect that Firm employment is an employee’s only employment. If any employee currently has a second job (or is considering taking a second job), such employee must notify the CCO immediately. Each employee agrees not to serve as a member of the board of directors or other governing body of any entity, including any not-for-

profit entity, without the prior written consent of the CCO. Similarly, no employee shall otherwise participate as a consultant, adviser, agent or officer in any outside business activity, including any family business activity, without notice to, and prior approval of, the CCO, and shall not otherwise engage in any activity that would interfere with employment with, or pose a conflict of interest to, the Firm.

Enforcement of the Code

•	CCO Duties and Responsibilities

The CCO:

•	Will provide each employee with a copy of the Code and any amendments thereto;

•	Shall notify in writing each person who becomes an employee of the Firm and who is required to report under the Code of his or her reporting requirements no later than 10 business days before such person is required to begin reporting; and

•	Will, on a quarterly basis, compare all reported personal securities transactions with the Fund’s pending and completed portfolio transactions. Before determining that a person has violated the Code, the CCO must give the person an opportunity to supply explanatory material; and

•	Will submit his or her own reports, as may be required pursuant to the Code, to the Managing Member who shall fulfill the duties of the CCO with respect to the CCO’s reports. If a securities transaction of the CCO is under consideration, the Managing Member of the Firm will act as the Alternate Chief Compliance Officer for purposes of this Section.

While the CCO is ultimately responsible for enforcing the Code, he or she may delegate duties to individuals on his staff or with the Fund’s compliance consultant.

Code Violations

If an employee violates the provisions of the Code, the Firm has the right to impose one or more of the following penalties as it may deem appropriate:

•	Censure;

•	Notify the employee’s manager of the violation;

•	Suspend the employee’s authority to act on behalf of the Firm as a manager or an officer, if applicable;

•	Recommend specific sanctions, such as suspension from work for a period of time without pay, reductions in leave, elimination of bonus, disgorgement of profits, imposition of fines and termination of employment at the Firm; and/or

•	If appropriate, report such violation(s) to the U.S. Securities and Exchange Commission, other federal or state regulators and/or law enforcement authorities.

Both the violation and any imposed sanction will be brought before the Firm’s senior management.

Additionally, the Firm takes violations of restrictions on employees’ personal trading extremely seriously. The Firm will discipline an employee who fails to report trades or holdings, improperly trade in securities or instruments described in the Section above entitled “Additional Restrictions on Certain Access Persons’ Personal Trading.” The CCO will determine the penalties for such misconduct on a case-by-case basis.

The Firm may impose penalties based on the facts and circumstances at hand. In addition, if the violation resulted in any quantifiable loss to Firm clients or raises an appearance of impropriety in managing client assets, the Firm may take additional measures, including, without limitation, compensation by the Access Person of the affected clients and immediate termination.

Annual Written Report to Senior Management

At least annually, the CCO will provide a written report to senior management. The report must describe any issue(s) that arose during the previous year under the Code or procedures related thereto, including any material Code or procedural violations, and any resulting sanction(s). If applicable, the report may discuss any changes that the CCO believes should be made to the Code. The CCO may report to senior management more frequently as he deems necessary or appropriate, and shall do so as requested by senior management.

Code of Ethics Acknowledgement and Certification

Annually all employees of the Firm are required to complete, execute and return Annex A to the CCO. The CCO may, in the future, determine to permit or require Access Persons to provide the Annual Acknowledgement and Certification through a Compliance Platform rather than through the form provided as Annex A.

Whistleblower Policy

This policy establishes procedures for the receipt, review, and retention of complaints relating to illegal activity or activities and/or violations of the Firm’s written policies and procedures, including this Code. The Firm is committed to complying with all applicable operational and regulatory standards, controls, and audit practices. While the Firm does not encourage frivolous complaints, the Firm does expect its officers, Employees, and agents to report any irregularities and other suspected wrongdoing regarding questionable matters. It is the Firm’s policy that its Employees may submit complaints of such information on a confidential and anonymous basis without fear of dismissal or retaliation of any kind.

The Chief Compliance Officer is responsible for overseeing the receipt, investigation, resolution, and retention of all complaints submitted pursuant to this policy.

This policy was adopted to:

a.	Cause violations to be disclosed before they can disrupt the business or operations of the Firm, or lead to serious loss;

b.	Promote a climate of accountability and full disclosure with respect to the Firm’s accounting, internal controls, compliance matters, and Code of Ethics; and

c.	Ensure that no individual feels at a disadvantage for raising legitimate concerns.

This policy provides a means whereby individuals can safely raise, at a high level, serious concerns and disclose information that an individual believes in good faith relates to violations of the Compliance Manual, Code of Ethics, or law.

•	Reporting Persons Protected

This policy and the related procedures offer protection from retaliation against officers, Employees, and agents who make any complaint with respect to perceived violations (referred to herein as a “Reporting Person”), provided the complaint is made in good faith. “Good faith” means that the Reporting Person has a reasonably held belief that the complaint made is true and has not been made either for personal gain or for any ulterior motive.

The Firm will not discharge, demote, suspend, threaten, harass, or in any manner discriminate or otherwise retaliate against any Reporting Person in the terms or conditions of his employment with the Firm based upon such Reporting Person’s submitting in good faith any complaint regarding a violation. Any acts of retaliation against a Reporting Person will be treated by the Firm as a serious violation of Firm policy and could result in dismissal.

•	Scope of Complaints

The Firm encourages Employees and officers (“Inside Reporting Persons”) as well as non-Employees such as agents, consultants and investors (“Outside Reporting Persons”) to report irregularities and other suspected wrongdoings, including, without limitation, the following:

a.	Fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of the Firm;

b.	Fraud or deliberate error in preparation and dissemination of any financial, marketing, informational, or other information or communication with regulators and/or the public;

c.	Deficiencies in or noncompliance with the Firm’s internal controls and procedures;

d.	Misrepresentation or false statement to or by a senior officer of the Firm regarding any matters in violation of state and/or federal securities laws; or

e.	Deviation from full and fair reporting of the Firm’s financial condition.

•	Confidentiality of Complaint

The Chief Compliance Officer will keep the identity of any Inside Reporting Person confidential and privileged under all circumstances to the fullest extent allowed by law, unless the Inside Reporting Person has authorized the Firm to disclose his identity.

The Chief Compliance Officer will exercise reasonable care to keep the identity of any Outside Reporting Person confidential until it launches a formal investigation. Thereafter, the identity of the Outside Reporting Person may be kept confidential, unless confidentiality is incompatible with a fair investigation, there is an overriding reason for identifying or otherwise disclosing the identity of such person, or disclosure is required by law, such as where a governmental entity initiates an investigation of allegations contained in the complaint. Furthermore, the identity of an Outside Reporting Person may be disclosed if it is reasonably determined that a complaint was made maliciously or recklessly.

•	Submitting Complaints

Inside Reporting Persons should submit complaints in accordance with the following procedures:

1.	Complaints must be submitted in writing and delivered in a sealed envelope addressed as follows: Chief Compliance Officer, Confidential – To be Opened Only by the Chief Compliance Officer.

2.	Inside Reporting Persons may request to discuss their complaint with the Chief Compliance Officer by indicating such desire and including their name and telephone number in the complaint.

3.	Inside Reporting Persons may report violations on an anonymous basis. The Chief Compliance Officer urges any Employee that is considering making an anonymous complaint to strongly consider that anonymous complaints are, by their nature, susceptible to abuse, less reliable, and more difficult to resolve. In addition, Employees considering making an anonymous complaint should be aware that there are significant rights and protections available to them if they identify themselves when making a complaint, and that these rights and protections may be lost if they make the complaint on an anonymous basis. Therefore, the Firm encourages Employees to identify themselves when making reports of violations. In responding to anonymous complaints, the Chief Compliance Officer will pay due regard to:

(i)	The fairness to any individual named in the anonymous complaint;

(ii)	The seriousness of the issue raised;

(iii)	The credibility of the information or allegations in the complaint, with allegations that are conclusory or that do not have a specific factual basis being likely to receive less credence; and

(iv)	The ability to ascertain the validity of the complaint and appropriately resolve the complaint without the assistance and cooperation of the person making the complaint.

Outside Reporting Persons should submit complaints concerning violations in accordance with the following procedures:

1.	Complaints may be submitted by e-mail to the Chief Compliance Officer or by a written letter in a sealed envelope addressed as follows: Chief Compliance Officer, Confidential – To be Opened Only by the Chief Compliance Officer.

2.	Outside Reporting Persons are required to disclose their identity in any complaints submitted under this policy. Complaints submitted by non-Employees on an anonymous basis may not be reviewed.

•	Investigation of Complaints

Upon receipt of a complaint, the Chief Compliance Officer (or his designated representative) will confirm that the complaint pertains to a violation. Investigations will be conducted as quickly as possible, taking into account the nature and complexity of the complaint and the issues raised therein. Any complaints submitted pursuant to this policy that do not relate to a violation will be returned to the Reporting Person, unless the Reporting Person’s identity is unknown.

1.	The Chief Compliance Officer may enlist Employees of the Firm and outside legal, accounting and other advisors, as appropriate, to conduct an investigation of a complaint.

2.	The results of each investigation will be reported promptly to the Chief Compliance Officer, who will then apprise the Chief Executive Officer, and prompt and appropriate remedial action will be taken as warranted in the judgment of the Chief Executive Officer or as otherwise directed by the Chief Compliance Officer. Any actions taken in response to a complaint will be reported to the Reporting Person to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

3.	An Inside Reporting Person who is not satisfied with the outcome of the initial investigation or the remedial action taken with respect thereto, if any, may submit directly to the Chief Compliance Officer for its review a written complaint with an explanation of why the investigation or remedial action was inadequate. An Inside Reporting Person may submit a revised complaint on an anonymous basis in his sole discretion. The Inside Reporting Person should forward the revised complaint to the attention of the Chief Compliance Officer in the same manner as set out above for the original complaint.

4.	The Chief Compliance Officer will review the Reporting Person’s revised complaint, together with documentation of the initial investigation, and determine in its sole discretion if the revised complaint merits further investigation. The Chief Compliance Officer will conduct a subsequent investigation to the extent and in the manner it deems appropriate. The Chief Compliance Officer may enlist Employees of the Firm and outside legal, accounting and other advisors, as appropriate, to undertake the subsequent investigation. The Chief Compliance Officer or its designated representative will inform the Reporting Person of any remedial action taken in response to a Revised Complaint to the extent allowed by law, unless the complaint was submitted on an anonymous basis.

•	Retention of Complaints

The Chief Compliance Officer will maintain all complaints received, tracking their receipt, investigation, and resolution. All complaints and reports will be maintained in accordance with the Firm’s confidentiality and document retention policies.

•	Unsubstantiated Allegations

If a Reporting Person makes a complaint in good faith pursuant to this policy and any facts alleged therein are not confirmed by a subsequent investigation, no action will be taken against the Reporting Person. In submitting complaints, Reporting Persons should exercise due care to ensure the accuracy of the information reported. If, after an investigation, it is determined that a complaint is without substance or was made for malicious or frivolous reasons or otherwise submitted in bad faith, the Reporting Person could be subject to disciplinary action. Where alleged facts reported pursuant to this policy are found to be without merit or unsubstantiated: (i) the conclusions of the investigation will be made known to both the Reporting Person, unless the complaint was submitted on an anonymous basis, and, if appropriate, to the persons against whom any allegation was made in the complaint; and (ii) the allegations will be dismissed.

•	SEC Whistleblower Program

The Dodd-Frank Wall Street Reform and Consumer Protection Act provided the SEC with the authority to pay financial rewards to whistleblowers who provide new and timely information about any securities law violation. To be considered for an award, the SEC’s rules require that a whistleblower must voluntarily provide the SEC with original information that leads to the successful enforcement by the SEC of a federal court or administrative action in which the SEC obtains monetary sanctions totaling more than $1 million. The final rules do not require that employee whistleblowers report violations internally in order to qualify for an award.

Under the rules, a whistleblower who provides information to the SEC is protected from employment retaliation if the whistleblower possesses a reasonable belief that the information he or she is providing relates to a possible securities law violation that has occurred, is ongoing, or is about to occur. In addition, the rules make it unlawful for anyone to interfere with a whistleblower’s efforts to communicate with the SEC, including threatening to enforce a confidentiality agreement.

The Firm’s employees can report a concern directly to the SEC and the Firm will not interfere with a whistleblower’s efforts to communicate with the SEC. Further, the Firm will comply with the anti-retaliation provisions under the SEC whistleblower rules, as discussed above.

Effective Date of the Code

The Code is effective as of the date set forth on the cover page hereof and supersedes any prior versions of the Code.

Annex A: Code of Ethics Acknowledgement and Certification

GRACIAN CAPITAL LLC

Code of Ethics Acknowledgement and Certification

I certify that I have received and read, and that I understand that I am subject to, the Compliance Policies and Procedures Manual (“Compliance Manual”) and Code of Ethics (“Code”) of Gracian Capital LLC (the “Firm”).

In addition to certifying that I will provide complete and accurate reporting as required by the Code and have complied with all requirements of the Code and the Compliance Manual, I certify that I have not and will not:

•	Execute any prohibited purchases and/or sales, directly or indirectly, that are outside those permissible by the Code

•	Employ any device, scheme or artifice to defraud the Firm, any client of the Firm, any private fund managed by the firm or any investor in such private fund (collectively, “Clients”)

•	Fail to safeguard Firm or Fund proprietary and non-public information

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Firm or any Client

•	Make any untrue statement of a material fact, or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they are made, not misleading

•	Engage in any manipulative practice with respect to the Firm or any Client

•	Trade while in possession of material, non-public information

•	Trade ahead of or front-run any transactions for any Client

•	Make any contributions to government officials or entities (including political or campaign contributions to any foreign, state or municipal candidate, political party, or political action committee), without prior approval by the Firm’s Chief Compliance Officer (“CCO”), nor have I made any such contributions in the past two years that have not been disclosed to the Firm

•	Violate the Firm’s Foreign Corrupt Practices Act/Anticorruption Compliance Procedures

I understand that it is a violation of SEC Rules to fail to submit a record of my personal securities transactions within 30 calendar days of quarter-end and my positions and brokerage accounts within 45 days of each fiscal year-end.

I certify that the answers I have given to the questions on Annex A-1 hereto are complete and accurate.

Signature	Date
Name (Print)

The Acknowledgement and Certification form is due 10 days from the date of receipt. Signed copies must be submitted to the CCO. You should keep your copy of the Manual, which includes the Code of Ethics.

Annex A-1

Employee Name:_______________________

Item 11 of Part 1A, Item 9 of Part 2A, Item 3 of Part 2B of Form ADV, and Rule 506(d) under Regulation D, require the Firm to make certain representations about employees’ disciplinary histories at time of hire and annually. The following questions will help the Firm establish a reasonable basis for making those representations and provide other important information.

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table

Question	Yes	No
1. Are you or any members of your immediate family employed by a financial services company or a company that provides products or services to the Firm?
2. Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?
3. Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to the Firm?
4. Do you or any members of your immediate family have any business or personal relationship with any Firm client?
5. Are you or any members of your immediate family employed by any government?
6. Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and not-for-profit organizations)?
7. Are you aware of any conflicts of interest between the Firm, you or your immediate Family Members and any client?
8. Have you ever been convicted of, found guilty, plead guilty or no contest in a domestic, foreign, or military court to any:

•    Felony

•    Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

9. Are you a party to any felony or misdemeanor (as described above) action, or are such charges currently pending, the resolution of which could result in a “Yes” answer to any part of Question 8 above?

Question		Yes	No
10. Has the Securities and Exchange Commission (“SEC”), the CFTC, a court or other regulatory agency ever found you:
To have made a false statement or omission?

To be involved in a violation of an investment-related statute or regulation?

•	To have been involved in a violation of SEC or CFTC regulations or statutes?

•	To have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?
11. In any case brought by the SEC, the CFTC or any other domestic or foreign governmental body, have you ever:

•	Had an order entered against you in connection with investment-related activity?

•	Had a civil money penalty imposed on you, or been ordered you to cease and desist from any activity?
12. Has any federal regulatory agency, any state regulatory agency, or any foreign or domestic regulatory authority or governmental body ever found (after a hearing or default or as the result of a settlement, consent decree or other agreement) you to have:

•	Made a false statement or omission, or been dishonest, unfair, or unethical?

•	Violated or been involved in a violation of investment-related regulations or statutes?[16]

•	Been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?
13. Have you ever been the subject of any order issued by or a party to an agreement with any domestic or foreign regulatory authority, including, but not limited to a licensing authority, or self-regulatory organization that:

•	Was in connection with an investment-related activity?

•	Denied, suspended, or revoked your registration or license, or otherwise prevented you, by order, from associating with an investment-related business or prevented or restricted your ability to engage in any business or activity in the financial services industry?

[16]	Investment-related statutes include: (i) the Commodity Exchange Act, (ii) the Securities Act, (iii) the Securities Exchange Act of 1934 (“Exchange Act”), (iv) the Public Utility Holding Company Act of 1935, (v) the Trust Indenture Act of 1939, (vi) the Investment Advisers Act of 1940 (“Advisers Act”), (vii) the Investment Company Act of 1940, (viii) the Securities Investors Protection Act of 1970, (ix) the Foreign Corrupt Practices Act of 1977, (x) Chapter 96 of Title 18 of the United States Code and (xi) any similar statute of a state or foreign jurisdiction.

Question		Yes	No
14. Are any orders or agreements described in Question 13 above currently in effect against you or are you a party to any action, or is there a charge pending, the resolution to which could result in a yes answer to Question 13?
15. Has any self-regulatory organization or commodities exchange ever found you to have:

•	Made a false statement or omission?

•	Been involved in a violation of its rules (other than a violation designated as a “minor rule violation” under a plan approved by the SEC)?

•	Been the cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?
16. Has any self-regulatory organization or commodities exchange (“SRO”) ever:

•	Disciplined you by expelling or suspending you from membership, barring or suspending you or the advisor affiliate from association with other members, or otherwise restricting your activities?

•	Found you to have caused an investment-related business to lose its authorization to do business?

•	Found you to have been involved in a violation of the SRO’s rules?
17. Has an authorization for you, or any entity of which you were a principal (based on activities that occurred while you were a principal), to act as an attorney, accountant, or federal contractor (with the United States) granted to you (or other professional designation, attainment or license) ever been revoked or suspended?
18. Has any domestic or foreign court ever:

•	Found that you were involved in a violation of investment- related statutes or regulations?

•	Dismissed, pursuant to a settlement agreement, an investment related civil action brought against you by a state or foreign financial regulatory authority?
19. Are you, or has any entity of which you were a principal (based on activities that occurred while you were a principal), the subject of any action or proceeding, a party to any action or proceeding or is there a charge pending the resolution of which could result in a “Yes” answer to an part of questions 8-18 above?
20. Have you ever been convicted, within the last ten years of any felony or misdemeanor:

•	In connection with the purchase or sale of any security;

•	Involving the making of any false filing with the SEC; or

•	Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities?

Question		Yes	No
21. Are you subject to any order, judgment or decree of any court of competent jurisdiction, entered within the previous five years, that restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

•	In connection with the purchase or sale of any security;

•	Involving the making of any false filing with the SEC; or

•	Arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser or paid solicitor of purchasers of securities?
22. Are you subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations, or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

•	Bars the person from:

• Association with an entity regulated by such commission, authority, agency, or officer;

• Engaging in the business of securities, insurance or banking; or

• Engaging in savings association or credit union activities; or

•	Constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative, or deceptive conduct entered within the last ten years?
23. Are you subject to an order of the SEC entered pursuant to section 15(b) or 15B(c) of the Exchange Act or section 203(e) or (f) of the Advisers Act that:

•	Suspends or revokes such person’s registration as a broker, dealer, municipal securities dealer or investment adviser;

•	Places limitations on the activities, functions or operations of such person; or

•	Bars such person from being associated with any entity or from participating in the offering of any penny stock?
24. Are you subject to any order of the SEC entered within the last five years that orders the person to cease and desist from committing or causing a violation or future violation of:

•	Any scienter-based anti-fraud provision of the federal securities laws, including without limitation section 17(a)(1) of the Securities Act, section 10(b) of the Exchange Act and 17 CFR 240.10b-5, section 15(c)(1) of the Exchange Act and section 206(1) of the Advisers Act, or any other rule or regulation thereunder; or

•	Section 5 of the Securities Act?

Question	Yes	No
25. Are you suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?
26. Have you filed (as a registrant or issuer), or was or was named as an underwriter in, any registration statement or Regulation A offering statement filed with the SEC that, within the last five years, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?
27. Are you subject to a United States Postal Service false representation order entered within the last five years, or is subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?
28. In the past two years, have you made any contributions to a government official (including political or campaign contributions to any foreign, state or municipal candidate, political party, or political action committee) or political candidate?

• Have you received approval for all political contributions as required of the Code of Ethics?
29. Have you reported all personal securities transactions, holdings, and accounts in accordance with the Firm’s reporting policies?
30. Have you authorized the Firm to receive account information on all brokerage accounts in which you have a direct or beneficial interest?
31. During the reporting period, did you open any new account that require reporting (as outlined in the Code of Ethics)?
32. During the reporting period, have you reported gifts and entertainment in accordance with the Firm’s reporting policies?
33. During the reporting period, have you traded on or improperly transmitted any material non-public information?
34. During the reporting period, have you become aware of any violation of the Firm’s Code of Ethics that you did not disclose to the Chief Compliance Officer?
35. To the best of your knowledge, during the reporting period, have the Firm and its employees (including yourself) complied with the Firm’s written policies and procedures contained in the Compliance Manual?

Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

Signature	Date

Annex B: Initial Holdings Report

GRACIAN CAPITAL LLC

Initial Holdings Report

Name of Reporting Person:

Date Person Became Subject to the Code’s Reporting Requirements:

Information in Report Dated as of:	[Note: Date Information is reported as of must be no more than 45 days before date person became subject to the Code’s reporting requirements.]

Date Report Due:
Date Report Submitted:

Securities Holdings. If neither you nor any other related person had any securities to report, please check here.  ☐

If all securities holdings are set forth in the brokerage statement(s) attached to this report, please check here.  ☐

If any holdings are not set forth on such brokerage statement(s) (or if the information in those brokerage statements is no longer correct or is incomplete), please complete the table below to the extent of such missing or incorrect information.   ☐

Name of Issuer and Title of Security	Exchange Ticker Symbol or CUSIP Number	No. of Shares (if applicable)	Principal Amount, Maturity Date and Interest Rate (if applicable)

Securities Accounts. If neither you nor any related person has any securities accounts to report, please check here.  ☐

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

I certify that I have included in this report (or in the brokerage statement(s) attached to this report) all securities holdings and accounts required to be reported pursuant to the Code of Ethics. I further certify that to the best of my knowledge no securities holdings reported herein violate any provision of the Code of Ethics or any other applicable federal securities law or regulation.

Signature	Date

Annex C: New Hire Political Contribution Screening Form

Name of potential hire:

Date as of which potential hire became/will become an employee17 of Gracian Capital LLC (the “Firm”):

The “look back” period with respect to all prospective new employees is two (2) YEARS prior to the date such employee became/will become an employee of the Firm.

Please provide, for the past two (2) years, the following information with respect to EACH political contribution you have made:

Recipient’s Name:

Name or Identity of Intended Beneficiary, if other than Recipient (e.g., candidate or official supported by a political party or political action committee):

If the Recipient is a national political party committee (e.g., the Democratic National Committee or the Republican National Committee), was the contribution an indirect way of contributing to or influencing a state or local office holder?

List the office or position for which the Recipient was running at time contribution was made:

Contribution amount (dollar value):

Source of Funds:

If previous contributions have been made to the same candidate in the same election, list the aggregate amount of all previous contributions:

Are you entitled to vote for the candidate?         Yes         No

Attach additional pages as necessary.

[17]	The Rule only applies to “covered associates,” as such term is defined in the Rule. However, for purposes of the Firm’s Pay to Play Policy, all employees are “covered associates.”

By signing below, I certify that: (i) the above contributions were made precisely as stated in the New Hire Political Contribution Screening Form, (ii) any contribution to a national political party committee (e.g., the Democratic National Committee or the Republican National Committee) was not an indirect way of contributing to or influencing a state or local office holder, and (iii) all contributions were reported.

Print Name:

Signature:

Date:

OR

By signing below, I certify that I did not make any political contributions during the two (2) years immediately prior to becoming an employee of the Firm.

Print Name:

Signature:

Date:

Annex D: Political Contribution Pre-Clearance Form

All contributions and payments must comply with applicable federal, state and local laws, rules and regulations.

Date of Request:

Employee’s Name:

Title:

Name of person or entity making the contribution (if other than Employee):

Recipient’s Name:

Name or Identity of Intended Beneficiary, if other than Recipient (e.g., candidate or official supported by a political party or political action committee):

List the office or position (including the state, county and city) for which the Recipient is running:

If the Recipient currently holds a government office or position, list that office or position (including the state, county and city):

If the Recipient is a national political party committee (e.g., the Democratic National Committee or the Republican National Committee), is the contribution an indirect way of contributing to or influencing a state or local office holder?

        Yes         No         N/A

Proposed contribution amount (dollar value):

Source of Funds:

If previous contributions have been made to the same candidate in the same election (primary and general elections are treated separately), list the aggregate amount of all previous contributions:

Are you entitled to vote for the candidate?         Yes         No

By signing below, I am attesting to the fact that I have not and will not solicit contributions from others, or coordinate contributions to elected officials, current candidates, or political parties where the Firm is providing or seeking government business.

Intended Date of Contribution:

Signature:

FIRM USE ONLY:

Approved Not Approved

Reviewed by:

Date: